UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 11, 2019

CCUR Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37706	04-2735766
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4375 River Green Parkway, Suite 210, Duluth, Georgia	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 305-6435

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement

Entry into Asset Purchase Agreement with LuxeMark Capital, LLC

On February 13, 2019, LM Capital Solutions, LLC (“LMCS”), a wholly owned subsidiary of CCUR Holdings, Inc. (the “Company”), entered into a definitive agreement to purchase substantially all of the assets of LuxeMark Capital LLC (“LuxeMark”) (such transaction, the “Sale Transaction”). The Sale Transaction was initially contemplated by a letter of intent for the Sale Transaction, which was disclosed in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2018 and was completed pursuant to that certain Asset Purchase Agreement by and among LMCS, LuxeMark, Avraham Zeines (“Zeines”), Oskar Kowalski (“Kowalski”) and Kamil Blaszczak (“Blaszczak”, and together with Zeines and Kowalski, the “Individual Sellers”) dated as of February 13, 2019 (the “Purchase Agreement”).

Purchase of Assets

The Purchase Agreement provides for the purchase of substantially all of the assets and the assumption of certain liabilities of LuxeMark by LMCS. The purchased assets consist primarily of rights under contractual commitments and ancillary operating assets relating to LuxeMark’s business of (i) facilitating and monitoring the provision of syndication capital, loans, lines of credit or other leverage to funding companies within the merchant cash advance space and (ii) facilitating the connection of merchants seeking merchant cash advances to funding companies within the merchant cash advance space. The assumed liabilities consist of liabilities incurred by LuxeMark in connection with its business that directly relate to the services to be provided pursuant to the contractual commitments being assumed.

Consideration

The Purchase Agreement provides for the following consideration payable by LMCS to LuxeMark: (i) an initial cash payment of $1,000,000; (ii) an initial cash earn-out payment up to $1,000,000 based on the performance of LMCS in the year ended December 31, 2018; (iii) four cash earn-out payments based on the performance of LMCS for the succeeding four years of an aggregate amount not to exceed $4,000,000; (iv) equity consideration in the form of a membership interest in LMCS equal to 20% of LMCS’s outstanding equity capitalization and (v) the issuance of common stock purchase warrants, to be issued to each of the Individual Sellers, as further described in Item 8.01 below.

Representations, Warranties and Covenants

The Purchase Agreement and ancillary documents being delivered in connection therewith include customary representations, warranties, covenants and agreements, including without limitation non-competition, non-solicitation and confidentiality covenants of LuxeMark and the Individual Sellers for the benefit for LMCS, as well as indemnification provisions whereby each party to the Purchase Agreement agrees to indemnify the other for breaches of representations and warranties, covenants and other matters.

Indemnification

The indemnification obligations of LuxeMark and the Individual Sellers are secured by a pledge of LuxeMark’s 20% equity interest in LMCS and a right of set-off against all consideration payable to LuxeMark and the Individual Sellers under the Purchase Agreement, including without limitation the cash earn-out payments.

Relationship between the Parties

The assets acquired pursuant to the Sales Transaction represent a sector of business which the Company has heretofore not directly conducted. Prior to the Sales Transaction and the transactions contemplated thereby, the Company has not directly entered into any business transactions with LuxeMark; however, LuxeMark previously facilitated the Company funding $5 million to a merchant cash advance originator. In connection with the closing of the Sale Transaction, such prior funding shall be assigned by the Company to LMCS and credited as an advance against the $10.35 million loan being made by the Company to LMCS, as further described in Item 8.01 below. In connection with the Purchase Agreement, each of the Individual Sellers entered into a consulting agreement with LMCS, pursuant to which each Individual Seller agreed to provide consulting services to LMCS, and the chief financial officer of LuxeMark entered into an employment agreement with LMCS.

The Purchase Agreement has been filed as an exhibit hereto to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties and/or covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Purchase Agreement. The representations and warranties and/or covenants contained in the Purchase Agreement may be subject to limitations agreed upon by the parties to the Purchase Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Purchase Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties and/or covenants set forth in the Purchase Agreement. Moreover, certain representations and warranties and/or covenants contained in the Purchase Agreement may be subject to a standard of materiality provided for in the Purchase Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties and/or covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Purchase Agreement is qualified in its entirety by the full text of such agreement, a copy of which is furnished as Exhibit 10.1 hereto and incorporated herein by reference.

Entry into Management Agreement with CIDM LLC

On February 14, 2019, the Company entered into a Management Agreement (the “Management Agreement”) with CIDM LLC (the “Manager”). Any capitalized terms not defined herein shall have the meaning ascribed to them in the Management Agreement.

Scope of Management

Pursuant to the Management Agreement, the Manager will, subject to the oversight of the Company’s Board of Directors (the “Board”) and the Asset Management Committee of the Board and the parameters set forth in the Company’s investment policy (the “Investment Policy”), (i) provide the Company with advisory services with respect to the management and allocation of the Assets (as defined therein) of the Company and its subsidiaries and (ii) exercise discretionary management authority over the Company’s trading portfolio of publicly traded securities.

As a part of the Manager’s advisory services, prior to the end of each quarter, the Manager will present a proposed allocation of Assets between the Company’s Portfolios (as defined therein) for consideration and approval of the Asset Management Committee. The Manager will also assist and advise the Company with respect to identifying potential businesses and assets for acquisition, along with performing due diligence, and with monitoring and evaluating performance of the Assets.

In addition to its advisory services, the Manager will have full management authority to manage the investment and reinvestment of publicly traded equity and debt securities held in the Company’s trading portfolio (the “Trading Portfolio”), subject to the (i) limitations and guidelines set forth in the Investment Policy, and any amendments thereto as approved by the Board and (ii) Company’s right to, upon notice, withdraw some or all of the Assets of the Trading Portfolio or to assign all authority held by the Manager over the Trading Portfolio to the Company.

Term and Termination

The Management Agreement is effective as of February 14, 2019 and may be terminated by either party upon ninety days’ prior written notice.

Fees

The Manager will receive the following compensation for performance under the Management Agreement:

•	A management fee equal to 2% of the fair market value of the Assets.

•	A performance fee in respect of each Performance Period shall be equal to 20% of the appreciation of end-of-year net asset value as calculated pursuant to the Company’s 2019 Bonus Plan. A copy of the Company’s 2019 Bonus Plan was filed as Exhibit 10.2 to the Form 8-K filed with the Securities and Exchange Commission by the Company on January 7, 2019 and is incorporated herein by reference.

The Management Fee and Performance fee shall be paid through the issuance of stock appreciation rights (“SAR”) of the Company’s common stock resulting in no cash payment to the Manager unless and until there are certain qualifying changes of control (which does not include any change of control related to the stock ownership of the Manager or its affiliates) as contemplated in an exhibit to the Management Agreement. For the avoidance of doubt, the SAR will not be issued under or subject to the terms of the Company’s Amended and Restated 2011 Stock Incentive Plan.

The Manager is also entitled to payment or reimbursement of certain administrative costs and expenses incurred in connection with the management of the Assets, such as custodial fees, brokerage commissions and similar fees and expenses. The Manager shall be responsible for all of its operating expenses.

Indemnification

The Manager is obligated to indemnify the Company and its affiliates from any and all losses, claims, demands, actions or liabilities, including attorney’s fees, related to acts or omissions of the Manager that constitute bad faith, fraud, willful misconduct, negligence, breach of the Management Agreement or fiduciary duty, or violation of applicable law. The Company is obligated to indemnify the Manager from liabilities, obligations, losses, damages, suits and expenses related to the Company’s material breach of the Management Agreement. The Management Agreement is subject to various covenants and representations of the Manager and the Company.

Related Party Transaction

The Manager is an entity managed and owned by Julian Singer. Mr. Singer is also the managing principal of JDS1, LLC, an entity that owns 3,586,269 shares of the Company’s stock based on a Schedule 13 D/A filed by Mr. Singer with the Securities and Exchange Commission on February 13, 2019, which comprises approximately 40.3% of the Company’s outstanding stock as of February 4, 2019. Under the Management Agreement, Mr. Singer is defined as a “Key Person” who will devote substantially all of his time to performing under the Management Agreement on behalf of the Manager. Mr. Singer has broad experience as a trader and analyst, particularly in the mergers and acquisitions area, and the Management Agreement acknowledges that the Company is relying on his relevant expertise for performance under the Management Agreement.

Standstill

During the term of the Management Agreement, the Manager will be subject to certain standstill restrictions, including, but not limited to, restrictions on the Manager’s purchase of additional equity of the Company or engagement in the solicitation of proxies or stockholder proposals with respect to the Company.

The foregoing description of the Management Agreement is qualified in its entirety by the full text of such agreement, a copy of which is furnished as Exhibit 10.2 hereto and incorporated herein by reference.

ITEM 5.02.	Departure of Directors or Certain Officers’ Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Wayne Barr

On February 11, 2019, the Board appointed Wayne Barr, Jr. as the Company’s Chief Executive Officer (“CEO”) and President with such appointment to be effective March 1, 2019. Mr. Barr, age 54, will continue to serve as Executive Chairman of the Board during his term as CEO and President of the Company. Since February 13, 2018, Mr. Barr has served as interim CEO and President of the Company. The consulting agreement for Mr. Barr’s interim service will terminate effective February 28, 2019.

Mr. Barr has extensive experience in the telecommunications, technology, and real estate sectors and a range of experience serving as an executive and director in such sectors. Mr. Barr has served as Chairman of the Board since July 2017. Mr. Barr was Managing Director of Alliance Group of NC, LLC, a full service real estate firm in North Carolina, from May 2012 to September 2018. Since February 2007, he has served as the principal of Oakleaf Consulting Group LLC, a management consulting firm focusing on technology and telecommunications companies, which he founded in 2001. Mr. Barr also co-founded and was President from 2003 to 2008 of Capital & Technology Advisors, LLC, a management consulting and restructuring firm. Mr. Barr is currently a member of the board of directors of (i) HC2 Holdings, Inc. (NYSE: HCHC), a position he has held since 2014, and where he served as chairman of the audit committee overseeing the preparation and review of its financial statements and other public company filings until June 2016 and served on the nominating committee until June 2016 and (ii) Alaska Communications, Inc. (NASDAQ: ALSK), a position he has held since May 2018 and where he serves on its compensation committee. He previously served on the board of directors of Aviat Networks, Inc., Anacomp, Evident Technologies, Inc., Globix Corporation, IoSat Holdings Limited, Leap Wireless International and NEON Communications.

Mr. Barr has no family relationships with any director or executive officer of the Company, there are no arrangements or understandings between Mr. Barr and any other persons pursuant to which he was selected as the Company’s Chief Executive Officer and President of the Company, and there have been no transactions involving the Company and Mr. Barr that the Company would be required to disclose pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as CEO and President, on February 14, 2019 the Company entered into an Employment Agreement, to be effective on March 1, 2019, with Mr. Barr, a copy of which is filed hereto as Exhibit 10.3 and is incorporated herein by reference (the “Barr Employment Agreement”). Pursuant to the Barr Employment Agreement, Mr. Barr’s employment as CEO and President will continue until terminated by Mr. Barr or by the Company pursuant to Sections 4.1 through 4.7 of the Barr Employment Agreement.

In addition, under the Barr Employment Agreement, Mr. Barr is entitled to receive the following compensation and benefits:

(i)	a base salary at an annualized rate of $300,000 per year, which amount will be reviewed annually by the Compensation Committee;

(ii)	an annual bonus under the Company’s “NAV Program,” which, effective January 1, 2019, replaced the Company’s previous “Annual Incentive Bonus” program implemented for senior employees. The NAV Program refers to the Company’s 2019 Bonus Plan, a copy of which was attached as Exhibit 10.2 to the Form 8-K filed with the Securities and Exchange Commission by the Company on January 7, 2019 and is incorporated herein by reference. The NAV Program allows certain employees to participate in a bonus pool based on the year-over-year increase in the Company’s net asset value on a calendar year basis. Mr. Barr will be eligible for a target bonus amount equal to thirty-five percent (35%) of the available bonus pool under the NAV Program;

(iii)	an award of 40,000 shares of restricted stock vesting, subject in certain circumstances to Mr. Barr’s continued employment with the Company, in three equal installments on the anniversary of the grant date, issued pursuant to the Company’s Amended and Restated 2011 Stock Incentive Plan (Mr. Barr will also remain eligible for other long-term incentive awards);

(iv)	the 15,000 non-qualified stock options previously granted to Mr. Barr during his interim appointment shall continue to vest in accordance with the existing three-year vesting period during Mr. Barr’s term as CEO and President; and

(v)	all other employee benefit programs made available to other employees.

In the event that Mr. Barr voluntarily resigns or is terminated for Due Cause (as defined in the Barr Employment Agreement), compensation under the Barr Employment Agreement will end and Mr. Barr will be entitled only to payment of compensation accrued and due through the date of termination. If the Barr Employment Agreement is terminated (i) directly by the Company without Due Cause (as defined therein) or (ii) constructively by the Company without Due Cause (as defined therein), Mr. Barr will receive the following severance compensation (the “Severance Compensation”):

(i)	his salary at the time of termination during a twelve month (12) severance period from the date of termination or constructive termination;

(ii)	the amount of annual bonus award, if any, paid in the year prior to termination or constructive termination; and

(iii)	COBRA continuation coverage during the severance period under the Company’s health plan for Mr. Barr and his eligible dependents that were covered under the health plan at the time of his termination at the same premium charged to active employees during such period.

Payment of the Severance Compensation is contingent upon Mr. Barr executing, and not revoking, a release of claims. If Mr. Barr is terminated for any reason, he is prohibited from competing with the Company, soliciting its customers or trying to hire its employees for the period in which he receives Severance Compensation, if any, plus one year.

The foregoing description of the Barr Employment Agreement is qualified in its entirety by reference to the full text of the Barr Employment Agreement, attached hereto as Exhibit 10.3 and incorporated herein by reference in its entirety.

ITEM 8.01.	Other Events.

Stock Repurchase Program

In connection with the stock repurchase program initially announced in a press release issued on March 5, 2018 (the “Prior Program”), the Company announced on February 14, 2019 that the Board had authorized the repurchase of an additional 500,000 shares of the Company’s common stock, $0.01 par value (“Common Stock”), pursuant to a new repurchase program that supersedes and terminates the Prior Program (the “New Program”). As of February 14, 2019, the Company has completed the repurchase of 1 million shares of Common Stock at an average price of $4.77 per share under the Prior Program. Repurchases under the New Program will be made from time to time through open market or privately negotiated transactions or any combination of the same. Open market purchases may be made pursuant to trading plans subject to the restrictions and protections of Rule 10b5-1 and/or Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The Company currently anticipates that the New Program will be financed through use of the Company’s cash and cash equivalents. The New Program is discretionary and has no expiration date. The New Program will continue indefinitely until the authorized number of shares have been repurchased or the program is suspended or terminated by the Board. On February 14, 2019 the Company issued a press release announcing, among other things, the New Program. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Common Stock Purchase Warrants

On February 13, 2019, the Company issued a Common Stock Purchase Warrant (each a “Warrant”, and collectively the “Warrants”) to each of the Individual Sellers in connection with the Purchase Agreement, as further described in Item 1.01 above. Pursuant to the terms of the Warrants, the Individual Sellers are entitled to purchase up to an aggregate of 444,630 shares of Common Stock, and stock of any other class or other consideration into which such Common Stock may be changed (the “Warrant Shares”) at a purchase price of $6.50 per Warrant Share. Vesting of the Warrants is subject to certain performance thresholds of LMCS. Each Warrant is exercisable in whole or in part after the date of issuance until 5:00 p.m. (New York City time) February 12, 2029.

On February 14, 2019 the Company issued a press release announcing, among other things, the Warrants. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Master Promissory Note

On February 13, 2019, the Company made $10.35 million in debt financing available to its 80% owned subsidiary, LMCS, for working capital purposes of LMCS, including without limitation providing capital in support of merchant cash advance transactions, pursuant to a Master Promissory Note (the “Master Promissory Note”) issued by LMCS to the Company. Each extension of debt financing by the Company to LMCS made pursuant to the Master Promissory Note shall be due and payable on demand without prior notice, or if no demand is sooner made, on February 13, 2024 and shall bear interest at a per annum rate equal to the mid-term applicable federal rate determined each month by the Secretary of the Treasury.

On February 14, 2019 the Company issued a press release announcing, among other things, the Master Promissory Note. A copy of the Company’s press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Asset Purchase Agreement by and among LuxeMark Capital LLC, LM Capital Solutions, LLC, Avraham Zeines, Oskar Kowalski and Kamil Blaszczak, dated as of February 13, 2019

10.2	Management Agreement by and between the Company and CIDM LLC, dated as of February 14, 2019

10.3	Employment Agreement by and between the Company and Wayne Barr, Jr., executed on February 14, 2019 and effective as of March 1,2019

99.1	Press Release of CCUR Holdings, Inc., dated February 14, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2019

CCUR HOLDINGS, INC.

By:	/s/ Wayne Barr, Jr.
Name:	Wayne Barr, Jr.
Title:	Chief Executive Officer and President